Exhibit 99

UHC NEW MEXICO CORPORATION SELLS PROPERTY

April 2, 2007 - United Heritage Corporation (the “Company”) announced today that on March 30, 2007 its wholly-owned subsidiary, UHC New Mexico Corporation sold its producing and non-producing oil and gas properties in the Permian Basin to a wholly owned subsidiary of Cano Petroleum, Inc. The properties were sold for $7 million in cash and 404,204 shares of Cano Petroleum, Inc. restricted stock. The restricted common stock may not be traded for a period of one year from the date of closing and subsequent to that date, no more than 25% of the restricted common stock may be sold during any quarter. For purposes of certain adjustments required by the Asset Purchase and Sale Agreement, the effective date is defined as February 1, 2007. A significant portion of the cash proceeds from the sale were applied to the loan made by Lothian Oil Inc. to UHC New Mexico Corporation and United Heritage Corporation on October 7, 2005 for the development of the Cato San Andres Unit. The loan was secured by the assets that were sold and the remaining balance is secured by the newly acquired stock. As a result of this transaction, United Heritage Corporation and UHC New Mexico have been released from any remaining obligations related to the Sterling Bank loan and are no longer Co-Borrowers under the Loan Agreement.

Cano Petroleum announced estimated capital requirements to develop the undeveloped reserves associated with the properties sold at $50 million, well beyond the current capacity of United Heritage. C. Scott Wilson, CEO, stated that “We believe this transaction to be a “win/win” situation, allowing UHCP to de-leverage the company while providing Cano Petroleum the opportunity to utilize its expertise in a new operating area”.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including the statement that the sale of the assets to Cano Petroleum, Inc. provides any benefit to United Heritage Corporation as well as any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.